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                                                                  Exhibit 99.1

HP TO ACQUIRE VERIFONE IN STOCK SWAP VALUED AT $1.18 BILLION;
POWERFUL COMBINATION TO ACCELERATE INTERNET-BASED COMMERCE AND
SMART-CARD APPLICATIONS FOR FINANCIAL SERVICES, BUSINESSES AND CONSUMERS


APRIL 23, 1997  08:34 AM EDT


PALO ALTO, Calif.--(BUSINESS WIRE)--April 23, 1997--Hewlett-Packard Company (NYSE:HWP) and VeriFone, Inc. (NYSE:VFI) today announced they have signed a definitive agreement for HP to acquire VeriFone in a stock-for-stock merger valued at approximately $1.18 billion. The proposed acquisition would combine the strengths of the second-largest U.S.-based computer company with those of one of the world's foremost electronic-commerce companies to accelerate Internet-based commerce and smart-card applications for financial-services institutions, businesses and consumers.

After the closing, VeriFone, which had net revenue of $472 million in its 1996 fiscal year, will operate independently as a wholly owned subsidiary of HP. VeriFone shareholders will receive one share of HP common stock for each share of VeriFone common stock owned.

HP and VeriFone share a joint vision for the expanding opportunities of electronic commerce over the Internet. The capabilities and technologies of the two companies complement each other with HP's focus on Internet security technologies, enterprise-computing solutions, and professional services and support; VeriFone's expertise in the movement of money; and both companies' focus on the financial-services industry, businesses, governments and consumers worldwide. The companies' relationship also includes providing end-to-end solutions based on the Visa/Mastercard Secure Electronic Transaction (SET) protocol, the emerging standard for secure credit-card payments over the Internet. The Internet portion of the electronic-commerce market alone is expected to reach $95 billion in the United States by the year 2000, according to a research report from International Data Corp., a Massachusetts-based research firm.

HP expects this proposed acquisition to accelerate fulfillment of its vision of the Extended Enterprise: The way businesses will use the Internet as an information utility to create linkages with customers, suppliers, partners, distributors and others, leading to a tremendous business advantage to all who participate in electronic commerce. In addition, both companies have well-established strategic partnerships with Internet leaders such as Microsoft(R), Netscape and Oracle.

"Central to HP's strategy to achieve this vision is the ability to move money securely from end to end over the Internet, an area VeriFone has pioneered through products and strategic relationships," said Richard E. Belluzzo, HP executive vice president and head of the Computer Organization. "We're confident our customers will benefit tremendously from our acquisition of this well-managed, respected and successful company. Our combined strengths will deliver the industry's most comprehensive electronic-commerce solutions for financial services, businesses and consumers."


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VeriFone revolutionized secure electronic-payment delivery with its credit-card-authorization products for financial institutions, businesses and consumers around the globe. VeriFone has expanded its product vision from the merchant countertop to conducting business over the Internet and to smart-card-enabled products for the home, which Citibank endorsed last week. VeriFone estimates of the more than $800 billion in electronic transactions in the United States last year, more than $520 billion were handled by VeriFone systems.

"We've already made credit- and debit-card transactions, fast, secure and easy," said Hatim A. Tyabji, VeriFone chairman, president and chief executive officer, who will continue his role as president and chief executive officer of VeriFone, reporting to Belluzzo. "Now we plan to make secure Internet transactions a reality. In addition, we see vast and exciting applications for smart cards that hold information ranging from bank balances and frequent-buyer reward programs to health records and cashless transactions. The strength and breadth of HP's product and technology portfolio and reputation for excellent support and professional services will help us bring that vision closer to reality."

At HP, Glenn Osaka, general manager of the Enterprise Systems Business Unit, has been named to lead efforts in electronic commerce and to coordinate with Tyabji. The business unit has responsibility for electronic-commerce information technology solutions for business over the Internet.

The acquisition is intended to be accounted for as a pooling of interests.
It is expected to close this summer, subject to, among other things, approval of the shareholders of VeriFone. The acquisition price of approximately $1.18 billion is based on HP's closing stock price of $50 1/2 per share on April 22. On April 21, VeriFone had 23.3 million shares of common stock outstanding.

The annual VeriFone stockholder meeting, originally scheduled for May 9, 1997, will be rescheduled to enable VeriFone stockholders to vote on the merger proposal at the meeting.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the possible inability to complete the acquisition as scheduled, or at all. Assuming completion of the acquisition, such risks and uncertainties include risks that integration of the operations, technologies and products of the combining companies might not occur as anticipated; that management's attention might be diverted from day-to-day business activities, both during the period through closing and thereafter; and that greater than normal employee turnover might occur prior to and after consummation of the merger. In addition, there are the normal risks and uncertainties associated with VeriFone's and HP's respective business operations, including the risks associated with entering the relatively new electronic-commerce market. Whether or not the proposed merger closes, actual results, including, the level of earnings of both HP and VeriFone, may differ materially from historical results and those discussed in this press release. For a more detailed description of the risk factors relating to HP and VeriFone, Inc., please refer to the companies' respective SEC filings, including, with respect to HP, its annual report on Form 10-K for the fiscal year ended Oct. 31, 1996, and, with respect to VeriFone, its annual report on Form 10-K for the fiscal year ended Dec. 31, 1996.


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VeriFone, Inc., founded in 1981, (http://www.verifone.com) is the leading global provider of secure electronic payment solutions for financial institutions, merchants and consumers. The Company, which pioneered hardware and software systems to automate credit card transactions, now offers integrated payment solutions to facilitate debit/credit and smart card payments at the merchant countertop and over the Internet, and is actively developing new consumer payment systems for the home. VeriFone also provides client/server enterprise payment systems and networking solutions.
VeriFone's more than 30 regional sales, development, manufacturing, and distribution centers are located throughout North and South America, Europe, Asia, Africa, Australia, and the Pacific. VeriFone has shipped more than five million electronic payment systems which are used in over 100 countries. The Company's 1996 net revenues totaled $472.5 million.

Hewlett-Packard Company is a leading global provider of computing, Internet and Intranet solutions; services; communications products; and measurement solutions, all of which are recognized for excellence in quality and support. It is the second-largest computer supplier in the United States, with computer-related revenue in excess of $31.4 billion in its 1996 fiscal year. HP has 112,800 employees and had revenue of $38.4 billion in its 1996 fiscal year.

Information about HP and its products can be found on the World Wide Web at http://www.hp.com.



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